EXHIBIT 99

Contact:	Judith Wawroski, Treasurer and Principal Financial Officer
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

INTERNATIONAL BANCSHARES CORPORATION RANKED THIRD ON FORBES’ AMERICA’S BEST BANKS LIST FOR 2023

LAREDO, TEXAS – (BUSINESS WIRE) – April 12, 2024 - International Bancshares Corporation (IBC)(NASDAQ: IBOC) has once again been ranked among the nation’s best banks by Forbes Magazine.

The Laredo-based multibank financial holding company ranked 3rd on the 15th annual prestigious list of Best Banks in America. The top two hundred largest publicly traded banks and thrifts by asset size were eligible for the list; however, only the top one hundred were ranked after Forbes’ analysis of ten equally weighted financial metrics that measure factors such as asset quality, capital adequacy, growth and profitability, efficiency and stock performance.

“Our ranking third on the Forbes’ America’s Best Banks list for 2023 is a wonderful honor and one that makes me incredibly proud of our IBC team. Every team member, from the employees working at a branch, to the employees working on our corporate team has a hand in this recognition. Our board of directors and executive management team sets the vision for our company, but it is up to all team members to execute that vision in a consistent manner. We remain focused on continuing to execute on long-standing practices of balance sheet, asset liability, and liquidity management, as well as cost controls,” said Dennis E. Nixon, president and CEO.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 165 facilities and 256 ATMs serving 75 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.